EXHIBIT 99.1

Debt Resolve Announces Preliminary 2012 Results and Updates Shareholders

MASSAPEQUA, N.Y., March 11, 2013 - Debt Resolve, Inc. (OTCBB: DRSV) released its preliminary unaudited fourth quarter 2012 and 2012 year end summary financial results and is today providing a shareholder update and review of its financial results.

Preliminary Results for Fourth Quarter 2012

Debt Resolve’s restructuring efforts and focus on sales have resulted in significant improvements in the company’s fourth quarter revenues and expenses.

•	Revenue increased by approximately 53% in the fourth quarter of 2012 to $56,867 from $37,193 in the fourth quarter of 2011.

•	Payroll and related expenses decreased 48% to $98,227 for the fourth quarter of 2012 compared to $187,822 for the fourth quarter of 2011.

Preliminary Results for Fiscal 2012

•	Revenues totaled $176,187 for the year ended December 31, 2012, showing an improvement from $138,897 for the year ended December 31, 2011, being up by more than 26%.

•	Payroll and related expenses amounted to $594,384 for the year ended December 31, 2012 compared to $819,312 for the year ended December 31, 2011, a 27% decrease.

•	General and administrative expenses amounted to $478,191 for the year ended December 31, 2012 compared to $687,857 for the year ended December 31, 2011, a decrease of 30%.

In 2012, Debt Resolve continued to expand within the financial services sector and has successfully implemented its solution within the retail, debt buying and collection agency markets. The company has also continued to aggressively pursue opportunities in the medical, municipal, legal and utility markets and expects to further expand into new verticals.

“Debt Resolve has established many new and significant partnerships over the past 18 months and the company intends to accelerate the strategy of working closely with strategic partners to introduce and incorporate the Debt Resolve functionality into their established client base. The management of Debt Resolve is encouraged by the acceptance of our solution in the accounts receivable marketplace and the strategy of partnering with industry leaders has begun to show its value and our solution continues to gain market share," stated Debt Resolve CEO Michael Cassella.

About Debt Resolve

Debt Resolve provides consumer lenders, debt buyers, collection agencies, collection law firms and hospitals with a patent-protected online bidding system for the resolution and settlement of late stage consumer debt, as well as other collections and skip tracing solutions for earlier stage debt. The company also provides web-based payment platforms for the financial and healthcare industries. The company is publicly held and trades on the OTC Bulletin Board under the symbol DRSV.  Debt Resolve is headquartered in Massapequa, New York.  For more information, visit http://www.b2i.us/irpass.asp?BzID=1976&to=ea&s=0.

Forward-Looking Statements

Certain statements in this press release and elsewhere by management of the Company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of the Company's operations varying significantly and materially from anticipated results. Debt Resolve undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by SEC rules. Investors are advised to consult any further disclosures made on related subjects in the Company's reports filed with the SEC. For more information, visit http://www.b2i.us/irpass.asp?BzID=1976&to=ea&s=0.

Press Contact & Investor Relations

Michael Cassella
mcassella@debtresolve.com
(914) 949-5500 x240